Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER SETS FULL YEAR RECORDS FOR NET SALES, OPERATING INCOME MARGIN AND EARNINGS PER SHARE IN 2014

REPORTS FOURTH QUARTER 2014 U.S. GAAP NET EARNINGS OF $0.61 PER DILUTED SHARE, OR $0.75 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

Auburn Hills, Michigan, February 12, 2015 – BorgWarner Inc. (NYSE: BWA) today reported fourth quarter 2014 U.S. GAAP net earnings of $0.61 per diluted share. Excluding non-comparable items, net earnings were $0.75 per diluted share. Net sales were $1,992 million in the quarter.

Fourth Quarter Highlights:

•	Net sales of $1,992 million, up 6% compared with fourth quarter 2013.

◦	Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 7% compared with fourth quarter 2013.

•	U.S. GAAP net earnings of $0.61 per diluted share.

◦	Excluding the $(0.14) per diluted share impact of restructuring, pension settlement activities and intangible asset impairment, net earnings were $0.75 per diluted share.

•	Operating income of $212 million.

◦	Excluding the $34 million pretax impact of restructuring, pension settlement activities and intangible asset impairment, operating income was $246 million, or 12.4% of net sales.

Full Year Highlights:

•	Record net sales of $8,305 million.

◦	Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 8% from 2013.

•	U.S. GAAP earnings of $2.86 per diluted share.

◦	Excluding net non-comparable items, 2014 earnings were $3.25 per diluted share, a record for the company, up 12% from 2013 comparable results.

•	Operating income of $964 million, or 11.6% of net sales.

◦	Excluding non-comparable items, operating income was 12.9% of net sales, a full year record.

•	Acquired Gustav Wahler GmbH u. Co. KG., a producer of exhaust gas recirculation (EGR) valves and tubes as well as engine thermostats for both on- and off-road applications.

•	Repurchased over 2.4 million shares of common stock.

•	Declared a 4% increase in the quarterly cash dividend.

Comment and Outlook: “2014 was a remarkably positive year for our company,” said James R. Verrier, President and Chief Executive Officer, BorgWarner. "Global adoption of our advanced powertrain technology, combined with the Wahler acquisition, drove strong net sales growth of 11.7%. Furthermore, we delivered an impressive 12.9% operating income margin, up from 12.4% in 2013, despite executing a major restructuring of the Drivetrain segment, incurring the costs of global growth and facing other macro challenges."
"As we look ahead to 2015," Verrier continued, "we expect our backlog of net new business to drive industry-leading, low double-digit organic net sales growth as demand for our product technologies that improve fuel economy, emissions and performance, continues to accelerate around the globe.”
On January 14, 2015, the company provided its initial guidance for 2015 net sales, earnings per diluted share, operating income as a percentage of net sales, effective tax rate and free cash flow. An update to 2015 guidance will be provided in its first quarter 2015 financial release.

Financial Results: Net sales were $1,992 million in fourth quarter 2014, up 6% from $1,885 million in fourth quarter 2013. Net earnings in the quarter were $140 million, or $0.61 per diluted share, compared with $141 million, or $0.62 per diluted share, in fourth quarter 2013. Fourth quarter 2014 net earnings included non-comparable items of $(0.14) per diluted share. Fourth quarter 2013 net earnings included non-comparable items of $(0.17) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $100 million and decreased net earnings by approximately $0.05 per diluted share in fourth quarter 2014 compared with fourth quarter 2013.

Full year 2014 net sales were $8,305 million, up 12% from $7,437 million in 2013. Full year 2014 net earnings were $656 million, or $2.86 per diluted share, compared with $624 million, or $2.70 per diluted share, in 2013. Full year 2014 net earnings included non-comparable items of $(0.39) per diluted share. Full year 2013 included net non-comparable items of $(0.19) per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $8 million and decreased net earnings by approximately $0.02 per diluted share in 2014 compared with 2013.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Fourth Quarter				Full Year
	2014		2013		2014		2013

Non – U.S. GAAP	$0.75		$0.79		$3.25		$2.89

Reconciliations:
Restructuring expense	(0.09)		(0.15)		(0.33)		(0.15)
Intangible asset impairment	(0.04)		(0.05)		(0.04)		(0.05)
Pension settlement					(0.01)
Program termination agreement							(0.03)
Retirement related obligations							(0.02)
Tax adjustments			0.02				0.05

U.S. GAAP	$0.61	*	$0.62	*	$2.86	*	$2.70	*

*Column does not add due to rounding

Net cash provided by operating activities was $802 million in 2014 compared with $719 million in 2013. Investments in capital expenditures, including tooling outlays, totaled $563 million in 2014, compared with $418 million 2013. Balance sheet debt increased by $117 million and cash decreased by $142 million at the end of 2014 compared with the end of 2013. The $259 million increase in net debt was primarily due to dividend payments to shareholders, share repurchases and the Wahler acquisition. The company's net debt to net capital ratio was 12.8% at the end of 2014 compared with 7.2% at the end of 2013.

Engine Segment Results: Engine segment net sales were $1,384 million in fourth quarter 2014 compared with $1,266 million in fourth quarter 2013. Excluding the impact of foreign currencies and the Wahler acquisition, net sales were up 9% from the prior year's quarter, primarily due to higher sales of turbochargers. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $228 million in fourth quarter 2014, up 9.7% from $208 million in fourth quarter 2013.

Drivetrain Segment Results: Drivetrain segment net sales were $615 million in fourth quarter 2014 compared with $628 million in fourth quarter 2013. Excluding the impact of foreign currencies, net sales were up 2% from the prior year’s quarter, primarily due to higher sales of dual clutch transmission modules, partially offset by a planned slow ramp-up of a major program by a North American customer. Adjusted EBIT was $66 million in fourth quarter 2014, down 6.8% from $71 million in fourth quarter 2013.

Recent Highlights:

•
BorgWarner officially opened its new production plant in Viana do Castelo, Portugal. The state-of-the-art building expands the company's production capacity to meet growing demand for several exhaust gas recirculation technologies as well as glow plug control modules for passenger cars and commercial vehicles. The new facility provides 50 percent more manufacturing space, than the currently rented site in Valença and has additional space for future expansion.

•
BorgWarner manufacturing facilities in Frankfort, Illinois; Water Valley, Mississippi; and Ithaca, New York, received 2014 Supplier Quality Excellence Awards from General Motors (GM), which were presented to only 17 percent of GM’s 2,300 suppliers in the United States and Canada. Also, the company's manufacturing plant in Manesar, India, was presented with a 2014 Supplier Quality Excellence Award from GM India.

•
BorgWarner supplies its advanced turbocharging technology for Volkswagen’s latest 1.4-liter four-cylinder gasoline engine for the Chinese market. The wastegate turbocharger applies a mixed-flow turbine to deliver superior responsiveness over the entire engine speed range.

•
The company announced that it is supplying its GenV electro-hydraulic actuated all-wheel drive coupling for Lamborghini’s new Huracán LP610-4 sports car. The intelligent coupling automatically distributes power between the rear and front wheels using a new lightweight and compact design for reduced vehicle complexity and easier integration into the drivetrain.

•
BorgWarner supplies its inverted tooth silent chain for JATCO’s CVT7 continuously variable transmission. The silent chain technology drives the oil pump used to lubricate the system and generate hydraulic pressure to adjust the pulleys that enable torque transfer in a continuously variable transmission. The transmission propels a wide variety of automobiles, including Nissan, Suzuki and Mitsubishi.

•
The company is supplying its high-performance friction technology for Audi’s new dual-clutch transmission. The advanced technology features an innovative friction plate design that significantly improves shift quality, helps increase fuel economy and reduces noise, vibration and harshness (NVH). Audi’s new dual-clutch transmission was introduced on the Audi A6.

•
BorgWarner is supplying its advanced front cross differential technology (FXD) for the new SEAT Leon CUPRA. Designed for high-performance front-wheel drive (FWD) vehicles, the electronic limited slip differential significantly improves vehicle handling, traction and stability in nearly all driving conditions. FXD technology provides automakers with a cost-effective and fuel-efficient alternative to all-wheel drive (AWD) systems.

•
BorgWarner produces plug top ignition coils with integrated electronics at its plant in Ramos, Mexico, for Volkswagen’s 2.0- and 1.8-liter I4 engines built in Mexico. These engines power the Volkswagen Jetta and Beetle as well as other models designated for the U.S. market. The compact plug top technology delivers more ignition energy and higher voltage than conventional plug top or pencil ignition coils.

At 9:30 a.m. ET today, a brief conference call concerning 2014 fourth quarter and full year results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 58 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$1,991.9	$1,885.4	$8,305.1	$7,436.6
Cost of sales	1,578.6	1,478.8	6,548.7	5,879.1
Gross profit	413.3	406.6	1,756.4	1,557.5

Selling, general and administrative expenses	169.4	167.1	698.9	639.7
Other expense, net	31.7	51.8	93.8	62.6
Operating income	212.2	187.7	963.7	855.2

Equity in affiliates’ earnings, net of tax	(11.5)	(12.3)	(47.3)	(43.5)
Interest income	(1.2)	(1.5)	(5.5)	(4.8)
Interest expense and finance charges	10.2	7.6	36.4	34.2
Earnings before income taxes and noncontrolling interest	214.7	193.9	980.1	869.3

Provision for income taxes	67.3	44.5	292.6	218.3
Net earnings	147.4	149.4	687.5	651.0

Net earnings attributable to the noncontrolling interest, net of tax	7.5	8.0	31.7	26.7
Net earnings attributable to BorgWarner Inc.	$139.9	$141.4	$655.8	$624.3

Earnings per share — diluted	$0.61	$0.62	$2.86	$2.70

Weighted average shares outstanding — diluted	228.0	229.5	228.9	231.3

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Capital expenditures, including tooling outlays	$165.1	$119.9	$563.0	$417.8

Depreciation and amortization:
Fixed assets and tooling	$76.9	$70.3	$303.2	$272.7
Intangible assets and other	6.5	6.6	27.2	26.7
	$83.4	$76.9	$330.4	$299.4

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Engine	$1,383.9	$1,266.0	$5,705.9	$5,022.1
Drivetrain	615.0	627.6	2,631.4	2,446.5
Inter-segment eliminations	(7.0)	(8.2)	(32.2)	(32.0)
Net sales	$1,991.9	$1,885.4	$8,305.1	$7,436.6

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Engine	$228.0	$207.9	$924.0	$826.0
Drivetrain	65.7	70.5	303.3	252.2
Adjusted EBIT	293.7	278.4	1,227.3	1,078.2
Restructuring expense	23.2	39.8	90.8	39.8
Intangible asset impairment	10.3	12.5	10.3	12.5
Pension settlement	0.4	—	3.1	—
Program termination agreement	—	—	—	11.3
Retirement related obligations	—	—	—	5.9
Corporate, including equity in affiliates' earnings and stock-based compensation	36.1	26.1	112.1	110.0
Interest income	(1.2)	(1.5)	(5.5)	(4.8)
Interest expense and finance charges	10.2	7.6	36.4	34.2
Earnings before income taxes and noncontrolling interest	214.7	193.9	980.1	869.3
Provision for income taxes	67.3	44.5	292.6	218.3
Net earnings	147.4	149.4	687.5	651.0
Net earnings attributable to the noncontrolling interest, net of tax	7.5	8.0	31.7	26.7
Net earnings attributable to BorgWarner Inc.	$139.9	$141.4	$655.8	$624.3

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	December 31, 2014	December 31, 2013
Assets

Cash	$797.8	$939.5
Receivables, net	1,443.5	1,248.5
Inventories, net	505.7	458.1
Other current assets	223.8	152.4
Total current assets	2,970.8	2,798.5

Property, plant and equipment, net	2,093.9	1,939.4
Other non-current assets	2,163.3	2,179.1
Total assets	$7,228.0	$6,917.0

Liabilities and Equity

Notes payable and other short-term debt	$623.7	$201.6
Accounts payable and accrued expenses	1,530.3	1,383.8
Income taxes payable	14.2	38.5
Total current liabilities	2,168.2	1,623.9

Long-term debt	716.3	1,021.0
Other non-current liabilities	652.6	639.7

Total BorgWarner Inc. stockholders’ equity	3,616.2	3,560.6
Noncontrolling interest	74.7	71.8
Total equity	3,690.9	3,632.4
Total liabilities and equity	$7,228.0	$6,917.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Twelve Months Ended December 31,
	2014	2013
Operating
Net earnings	$687.5	$651.0
Non-cash charges (credits) to operations:
Depreciation and amortization	330.4	299.4
Restructuring expense, net of cash paid	45.8	48.5
Deferred income tax expense (benefit)	42.3	(22.9)
Other non-cash items	30.0	15.3
Net earnings adjusted for non-cash charges to operations	1,136.0	991.3
Changes in assets and liabilities	(334.2)	(272.5)
Net cash provided by operating activities	801.8	718.8

Investing
Capital expenditures, including tooling outlays	(563.0)	(417.8)
Payments for businesses acquired, net of cash acquired	(110.5)	—
Net proceeds from asset disposals	8.4	23.9
Net proceeds from sale of businesses	—	9.1
Net cash used in investing activities	(665.1)	(384.8)

Financing
Net increase (decrease) in notes payable	493.2	(44.4)
Additions to long-term debt, net of debt issuance costs	130.5	289.5
Repayments of long-term debt, including current portion	(431.6)	(77.0)
Repayments of accounts receivable securitization facility	(110.0)	—
Payments for purchase of treasury stock	(139.9)	(225.5)
Proceeds from stock options exercised, including the tax benefit	16.9	33.0
Taxes paid on employees' restricted stock award vestings	(23.6)	(40.9)
Dividends paid to BorgWarner stockholders	(116.1)	(56.8)
Dividends paid to noncontrolling stockholders	(21.1)	(13.3)
Net cash used in financing activities	(201.7)	(135.4)

Effect of exchange rate changes on cash	(76.7)	25.2

Net increase in cash	(141.7)	223.8

Cash at beginning of year	939.5	715.7
Cash at end of year	$797.8	$939.5